Exhibit 99.2

September 20, 2021

To our shareholders:

On September 20, 2021, Evergy and Anterix announced the signing of a definitive agreement for the long-term lease of 900 MHz broadband spectrum. The spectrum lease agreement, which covers approximately 3.88 million people in Evergy’s service territories in Kansas and Missouri, will enable Evergy to deploy a private LTE network providing critical broadband communications capabilities in support of its grid modernization initiatives.

Key components of the Evergy spectrum lease agreement include:

•	Exclusive use of 6 MHz of broadband spectrum: 936.5 - 939.5 MHz paired with 897.5 - 900.5 MHz.

•	A lease term of up to 40 years, consisting of an initial term of 20 years, with two 10-year renewal options for additional payments.

•	Lease payment of approximately $30.2 million dollars for the 20-year initial term, to be paid in full within thirty (30) days after execution of the lease agreement.

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Delivery of the broadband spectrum by county, commencing no later than June 30, 2022. As part of an earlier agreement with Evergy, Anterix has been proactively clearing incumbents out of the 900 MHz broadband segment in Evergy’s service territories.

Additional important elements of the Evergy spectrum lease agreement include:

•	The Evergy agreement represents “fair market value” of spectrum in the Evergy service territories.

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Evergy and Anterix have obtained all necessary internal approvals prior to executing this agreement.  The agreement is subject to customary provisions regarding remedies for non-delivery, including refund of amounts paid and termination rights, if Anterix fails to perform its contractual obligations.

•	This agreement represents Anterix’s second contract involving a “Complex System” market as defined in the Federal Communications Commission’s 900 MHz Report & Order.

Forward-looking Statements

Certain statements contained in this fact sheet, other than historical information, constitute forward-looking statements within the meaning of the Federal securities laws. Forward-looking statements include, but are not limited to, statements regarding: (i) our ability to qualify for and timely secure broadband licenses in Evergy’s service territories and (ii) our ability to satisfy the other terms of our lease agreement with Evergy.   Any such forward-looking statements are based on our management’s current expectations and are subject to a number of risks and uncertainties that could cause our actual future results to differ materially from our management’s current expectations or those implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to: (i) we may not be successful in commercializing our spectrum assets to our targeted utility and critical infrastructure customers on a timely basis and on favorable terms, or at all; (ii) we may be unable to secure broadband licenses from the FCC on a timely and cost-effective basis; and (iii) the value of our spectrum assets may fluctuate significantly based on supply and demand, as well as technical and regulatory changes.  These and other risk factors that may affect our future results of operations are identified and described in more detail in our filings with the SEC, including our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on August 11, 2021.  Accordingly, you should not rely upon forward-looking statements as predictions of future events. Except as required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.